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                                                                    EXHIBIT 4.18

                                                  TRANSLATED FOR REFERENCE ONLY.

ENCLOSURE 12.5 (I)

                                  LEASE OF LAND

Party A (Transferor): Taiyuan Relord Enterprise Development Group Co., Ltd.

Party B (Transferee): Primalights III Agriculture Development Co., Ltd.

Taiyuan Relord Enterprise Development Group Co., Ltd. (hereinafter referred to as "Party A") and Primalights III Agriculture Development Co., Ltd. (hereinafter referred to as "Party B") in compliance with the relevant laws and regulations of the People's Republic of China, through negotiation with the principle of mutual benefit and equality, in connection with the matters in transferring the forest ownership of Party A to Party B in red dates economic forest located at Shihou Village, Jiaochen County, entered into this agreement as follows:

(1)  Location and Boundary

     The forest land is located at Shihou Village, Jiaochen County, which includes four pieces of red date tree economic land with the total of 1,001 acres.

     The size of first piece of land Huanchangdi is 260 acres, with boundary north to Jiabannian, south to Jianandi, west to Weizhedi and east to Jiaochendao.

     The second piece of land Jianandi has total size of 260 acres, with boundary north to Huanlundi, south to Laopidi, west to Weizhedi, and east to Jiaochendao.

     The third piece of land Laopidi has a total size of 332 acres, with boundary north to Jianandi, south to Ershisimudi, west to Weizhedi, and east to Jiaochendao.

     The fourth piece of land Weizhedi has a total size of 149 acres, with boundary north to Jiabannian, south to Qianduozhe, west to Wayaohe and east to Jianandi.

(2)  Transfer Fee and Payment

     1. Ownership of the Forest.

     Party A has already planted and grown a total of 200,200 date tress on the forest including 81,600 Junzao date trees and 118,600 pear date trees, whereby Party A managed to obtain the relevant ownership right certificate and holds full property right. Now, Party A transfers the ownership right of such forest that worth the full amount of RMB 43.6 million to Party B. Party B shall pay 50% of the total amount (i.e. RMB 21.8 million) to Party A within three months after the contact becomes effective. The remaining 50% of the total amount shall be paid off within half year after the contract becomes effective.

     2. Fixed Assets and Land Lease Fee

     Party B shall pay Party A the fixed assets and land rental fee of Shihou forest in the amount of RMB 1.2 million for the then current year before 13 November of each year starting from year 2007.

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(3)  Closing Time

     The closing date of the transfer is 13 November 2006.

(4)  Responsibilities, Rights and Obligations

     1.   Responsibilities and Obligations

     a. Party A is obliged to assist Party B with relevant legal procedures and administer this transfer;

     b. Party B is obliged to pay the transfer fee and rental fee as scheduled and in full amount.

     2.   Rights

     a. Party A is entitled to receive the full amount of the transfer fee and rental fee;

     b. Party B is entitled to the overall planning and development of the forest

(5)  Default

     Both parties must be abided by this Agreement. The defaulting party shall compensate the non-defaulting party for all losses thus incurred.

(6)  Dispute and Resolution

     All disputes arises during the execution period thereof shall be settled by friendly consultation. If no settlement can be reached through consultation, both parties shall resolve the case through legal proceedings in the judicial authority of Taiyuan, Shanxi Province.

(7) This Agreement is signed in quadruplicates, and each party hereto shall hold two copies. This Agreement shall be effective after it is sighed and sealed by both parties.

Taiyuan Relord Enterprise Development Group Co., Ltd.


Signature: /s/


Primalights III Agriculture Development Co., Ltd.


Signature: /s/ Zhang Mingshe

                                                                October 25, 2006